Exhibit 21.1

Subsidiaries of the Registrant

Listed below are subsidiaries of Natural Gas Services Group, Inc. with their jurisdiction of organization shown in parenthesis:

NGSG Properties, LLC (Colorado)
Rabbi Trust associated with the Company's Non-qualified Deferred Compensation Plan (Texas)